Exhibit 4.3

TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of [                          ], 2005, is made by and among Fieldstone Mortgage Investment Corporation, a Maryland corporation, as depositor (the “Depositor”), [                          ], a [                          ], as owner trustee (the “Owner Trustee”) and is acknowledged and agreed as described herein by Fieldstone Investment Corporation, a Maryland corporation (“Fieldstone”).  The Depositor and the Owner Trustee hereby agree as follows:

1.                                       The trust created hereby shall be known as Fieldstone Mortgage Investment Trust, Series 2005-[    ] (the “Trust”), in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.                                       The Depositor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1.  The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate.  The Owner Trustee hereby declares that it will hold the trust estate in trust for the Depositor.  It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq.  (the “Statutory Trust Statute”) and that this document constitute the governing instrument of the Trust.  The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto as Exhibit A.

3.                                       (a)                                  Except as otherwise expressly required in Section 2 of this Trust Agreement, the Owner Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Owner Trustee.  The Owner Trustee is authorized and directed to enter into such other documents and take such other action as the Depositor specifically directs in written instructions delivered to the Owner Trustee, provided, however, the Owner Trustee shall not be required to take any action if the Owner Trustee shall determine or shall be advised by counsel that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Owner Trustee is a party.  The Owner Trustee shall not be liable for the acts or omissions of the Depositor or any other person who acts on behalf of the Trust nor shall the Owner Trustee be liable for any act or omission by the Owner Trustee in good faith in accordance with the directions of the Depositor.

(b)                                 The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement.  The Owner Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence.  In particular, but not by way of limitation:

A.                                   The Owner Trustee shall not be personally liable for any error of judgment made in good faith by any officer or employee of the Owner Trustee;

B.                                     No provision of this Trust Agreement shall require the Owner Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Owner Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

C.                                     Under no circumstance shall the Owner Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

D.                                    The Owner Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Depositor;

E.                                      In the event the Owner Trustee is unsure as to the course of action to be taken by it hereunder, the Owner Trustee may request instructions from the Depositor and to the extent the Owner Trustee follows such instructions in good faith the Owner Trustee shall not be liable to any person.  In the event that no instructions are provided within the time requested by the Owner Trustee, the Owner Trustee shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

F.                                      All funds deposited with the Owner Trustee hereunder may be held in a non-interest bearing trust account and the Owner Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Depositor;

G.                                     To the extent that, at law or in equity, the Owner Trustee has duties and liabilities relating thereto to the Depositor or the Trust, the Depositor agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.

H.                                    The Owner Trustee shall incur no liability to anyone in acting in good faith upon any document believed by the Owner Trustee to be genuine and believed by the Owner Trustee to be signed by the proper party or parties.  The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any entity as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on a certificate, signed by the Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

I.                                         In the exercise or administration of the trusts hereunder, the Owner Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Owner Trustee shall not be liable for the default or misconduct of such attorneys or agents if such agents and attorneys shall have been selected by the Owner Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

J.                                        Except as expressly provided in this Section 3, in accepting and performing the trusts hereby created, the Owner Trustee acts solely as Owner Trustee hereunder and not in its individual capacity, and all persons having any claim against the Owner Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

4.                                       For good and valuable consideration, receipt of which is hereby acknowledged, Fieldstone hereby agrees to (i) compensate the Owner Trustee for its services hereunder in an amount separately agreed to by Fieldstone and the Owner Trustee, (ii) reimburse the Owner Trustee for all reasonable expenses not otherwise reimbursed by the Trust (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Owner Trustee and any of the officers, directors, employees and agents of the Owner Trustee (each an “Indemnified Person”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including reasonable fees and expenses of its counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Person with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that Fieldstone shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct or gross negligence of such Indemnified Person.  In the event of any claim, action or proceeding for which indemnity will be sought pursuant to this Section, the Indemnified Party’s choice of legal counsel shall be subject to the approval of Fieldstone, which approval shall not be unreasonably withheld.  The obligations of Fieldstone under this Section 4 shall survive the termination of this Trust Agreement.

5.                                       The Owner Trustee may resign upon thirty days prior notice to the Depositor.  If no successor has been appointed within such thirty day period, the Owner Trustee may, at the expense of the Trust, petition a court of competent jurisdiction to appoint a successor trustee.

6.                                       Upon written instructions from the Depositor, the Owner Trustee shall dissolve and terminate the Trust and file in accordance with 12 Del.C. § 3810 a Certificate of Cancellation with the Delaware Secretary of Sate.

7.                                       This Trust Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties.

8.                                       This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

9.                                       This Trust Agreement may be executed in one or more counterparts, each of which when so executed shall be an original and all of which when taken together shall constitute but one and the same instrument.

10.                                 This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Owner Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Owner Trustee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by its respective officers hereunto duly authorized, as of the day and year first above written.

FIELDSTONE MORTGAGE INVESTMENT
CORPORATION,
as Depositor

By:
Name:
Title:

[ ],
as Owner Trustee
By:
Name:
Title:

Acknowledged and Agreed, solely

for purposes of Section 4:

FIELDSTONE INVESTMENT CORPORATION

By:
Name:
Title: